Exhibit 10.7

THIS SIDE LETTER AGREEMENT is made by way of deed on 7 July 2017

BETWEEN

(1)	ADVANCE MAGAZINE PUBLISHERS INC., a company incorporated and registered in the State of New York, USA, with Employer Identification Number 13-3479374 and an office address at 1 World Trade Center, New York, NY 10007 USA (“AMPI”);

(2)	CN COMMERCE LTD, a company incorporated in England and Wales with registered number 9175967 and having its registered office at 128 Albert Street, London, United Kingdom, NW1 7NE (“CN Commerce”);

(3)	FARFETCH UK LIMITED, a company incorporated in England and Wales with registered number 6400760 and having its registered office at The Bower, 211 Old Street, London, England, EC1V 9NR (the “Purchaser”); and

(4)	FARFETCH.COM LIMITED, a company incorporated in the Isle of Man with registered number 000657V and having its registered office at Grosvenor House 66-67 Athol Street, Douglas, Isle Of Man, IM1 1JE (“Farfetch.com”),

(each a “party” and together the “parties” to this Agreement).

WHEREAS

(A)	Pursuant to the Asset Purchase Agreement between the parties dated 12 June 2017 (the “APA”) and the associated IP Assignment Deeds, the Vendor Group assigned all rights they may have in “STYLE.COM” marks to the Purchaser.

(B)	Despite such assignment, the Vendors wish to retain the use of the email domain @style.com for a period of 45 days following Completion in order for CN Commerce to fulfil customer orders placed prior to Completion in accordance with clause 7.7 of the APA (Vendors’ sole responsibility for satisfying all customer orders in the Business) and to effect a proper and orderly wind down of the Business.

(C)	The Purchaser agrees to permit the Vendors to use the email @style.com for the purpose described in recital B in accordance with the terms of this Agreement.

(D)	Pursuant to clause 6.7 of the Letter of Intent entered into between the Purchase, Farfetch.com and AMPI (the “LOI”), the parties agreed that AMPI would enter into certain restrictive covenants for a period of 18 months following Completion (the “Non-Compete Covenant”). The Non-Compete Covenant was not included in the APA and the parties wish to amend the APA to include the Non-Compete Covenant.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless expressly defined in this Agreement, capitalised terms used in this Agreement shall have the meanings given in the APA.

1.2	In this Agreement, “Agreement” means this side letter agreement permitting the Vendors to use the email domain @style.com and amending the APA to include the Non-Compete Covenant.

1.3	In this Agreement, unless the context otherwise requires:

(a)	every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(b)	references to clauses are references to Clauses of this Agreement;

(c)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(d)	references to a “party” means a party to this Agreement and includes its successors in title, personal representatives and permitted assigns;

(e)	references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(f)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(g)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(h)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(i)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(j)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.4	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Each of the schedules to this Agreement shall form part of this Agreement.

1.6	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

1.7	All indemnities, covenants, agreements and obligations given or entered into by the Vendors under this Agreement are given or entered into jointly and severally with the other Vendor.

2.	GRANT OF RIGHT TO USE EMAIL DOMAIN @STYLE.COM

2.1

The Purchaser grants the Vendors a limited right, without the right to sublicence such right, to use the email domain @style.com for a period of 45 days from 13 June 2017 (the “Permitted Use Period”) for the purpose of fulfilling customer orders placed prior to Completion in accordance with clause 7.7 of the APA on the terms of this Agreement and to effect a proper and orderly wind down of the Business as described further in clause 2.2(a). As used in this Agreement, “@style.com email” and/or “email domain @style.com” shall mean use of the domain name style.com for and in connection with email addresses using the format [username]@style.com.

2.2	The Vendors shall use the email domain @style.com for no other purposes than the purpose set out in clause 2.1 and otherwise in accordance with this Agreement, including that:

(a)	the use shall be limited to (i) fulfilling orders which had been accepted by the Business prior to Completion and responding to customers who had placed such orders regarding those orders (which shall include in relation to any returns and any claims under any express or implied warranties or guarantees in relation thereto), and (ii) receiving and corresponding with the Vendors and their Representatives, the Purchaser Group or third parties for the purpose of effecting a proper and orderly wind down of the Business and fulfilling the Vendors’ obligations to the Purchaser under the Agreement; and

(b)	the Vendors shall not hold themselves out as being the Purchaser or part of the Purchaser Group.

2.3	During the Permitted Use Period, the Purchaser shall maintain the registration of the style.com domain and ensure that the MX records relating to the style.com DNS entry shall remain unchanged from the current settings to allow continued and uninterrupted service of @style.com email addresses. The specific MX entries that should remain unchanged are:

(a)	style.com. 300 IN MX 1 aspmx.l.google.com.

(b)	style.com. 300 IN MX 5 alt1.aspmx.l.google.com.

(c)	style.com. 300 IN MX 5 alt2.aspmx.l.google.com.

(d)	style.com. 300 IN MX 10 alt3.aspmx.l.google.com.

(e)	style.com. 300 IN MX 10 alt4.aspmx.l.google.com

3.	VENDORS OBLIGATIONS

3.1	The Vendors shall use the email domain @style.com and correspond with the relevant customers:

(a)	in accordance with applicable Laws;

(b)	in a manner so as to ensure the customers’ data is used in accordance with Data Protection Laws; and

(c)	in a manner consistent with best industry practice.

3.2	Without limiting the Vendors’ obligations under Clause 7.1 of the APA, in respect of any emails received by the Vendors to the email domain @style.com from third parties during the Permitted Use Period that are not related to the fulfilment of customer orders or the winding down of the Business, and which otherwise refer or relate to the Purchaser unless otherwise agreed in writing with the Purchaser, the Vendors shall:

(a)	promptly forward such email to the Purchaser; and

(b)	if the Purchaser requests, respond promptly to such email with standard form wording provided by the Purchaser.

3.3	The Vendors shall be responsible for and reimburse the Purchase Group for, any registration fees associated with the registration of the email domain @style.com during the Permitted Use Period for which they receive the right to use the email domain @style.com in accordance with clause 2.

4.	VENDORS INDEMNITY

4.1	Vendors shall indemnify the Purchaser Group against all Losses suffered or incurred by the Purchaser Group arising out of or in connection with the use by the Vendor Group of the email domain @style.com during the Restricted Use Period.

5.	TERMINATION

5.1	In the event Vendors breach any term of this Agreement, the Purchaser may immediately revoke, on notice to the Vendors, the Vendors’ right to the email domain @style.com granted in accordance with this Agreement.

5.2	At the end of the Permitted Use Period, the Vendors shall cease all use of the email domain @style.com and provide all reasonable assistance to transfer the email domain @style.com to the Purchaser.

6.	NON-COMPETE COVENANT

Each of the parties to this Agreement hereby agrees that with effect from the date hereof the Agreement shall be amended in accordance with the changes set forth below:

(a)	Clause 1.1 shall be amended by the insertion of the following definition after the definition of “Representatives”:

“Restricted Business” means the operation of a standalone, consumer-facing, multi-brand ecommerce website (e.g., comparable to the Business) (a) which is primarily focused on the retail sale of high-end designer fashion products, and (b) which does business in any country where the Purchaser Group is doing business as of the Completion Date. For the avoidance of doubt, and subject always to the exclusivity restrictions under clause 11 of the Collaboration Agreement, Restricted Business shall not include (i) any ecommerce operations operated as part of, or attached to, an editorial or publishing property, which ecommerce operation is primarily intended to be complementary to the core editorial business, (ii) any ecommerce operations operated as part of, or attached to, an influencer and/or celebrity branded property, provided that ecommerce products sales constitute less than a majority of the total revenues of such branded property, (iii) the sale of any products, including clothing and apparel, that carry any of the Vendor Group’s marks, or (iv) any business the Vendor Group can demonstrate it was already engaged in as of the Completion Date (except the Business);

(b)	Clause 12 shall be amended as follows:

(i)	A new Clause 12.2 shall be inserted as follows:

In order to confer upon the Purchaser the full benefit of the Assets, the Vendors undertake with the Purchaser that they shall not and shall procure that no member of the Vendor Group operating as part of, or under the control of, Condé Nast or Condé Nast International shall, at any time during the period of eighteen (18) months beginning with the Completion Date, carry on or be employed, engaged or interested in any Restricted Business, provided, for the avoidance of doubt, that this restrictive covenant shall not (a) restrict the Vendor Group from engaging in any form of advertising or marketing campaigns, or providing any other form of service to or on behalf of, or entering into any kind of affiliate agreement (being an agreement pursuant to which the operators of two websites agree that if the first directs a person to the second person’s website through a direct link, and the person directed engages in a transaction, the second party will pay the first party a commission on that transaction) with, any person engaged in the Restricted Business; (b) restrict the Vendor Group from acquiring and continuing the operations of any business which engages in the Restricted Business; or (c) restrict any business unit within the Vendor Group from developing and operating any ecommerce initiative primarily directed at a single country or region and which is already under development or in existence as of the Completion Date, or primarily directed at the People’s Republic of China, provided such arrangement does not preclude the Vendor Group from collaborating with the Purchaser Group in the People’s Republic of China in accordance with the Collaboration Agreement.

(ii)	The existing Clauses 12.2 through 12.5 of the APA shall be renumbered as Clauses 12.3 through 12.6, respectively, and all references in the APA to such Clauses shall refer to the renumbered Clauses.

7.	GENERAL

7.1	Governing Law and Jurisdiction

(a)	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of England and Wales.

(b)	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c)	For the purposes of this clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

7.2	Process Agent

Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Agreement shall be duly served upon the Vendors if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Condé Nast Publications Ltd, Attention: Jason Miles, Vogue House, 1 Hanover Square, London W1S 1JU, or such other person and address in England or Wales as AMPI shall notify all the other parties in writing from time to time, whether or not such claim form, notice or other document is forwarded to the relevant Vendors or received by the relevant Vendor.

7.3	Waivers

No failure or delay by a party in exercising any right or remedy provided by Law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

7.4	Assignment

(a)	Except as provided in this clause 7.4 or as the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

(b)	The Purchaser may assign the benefit of this Agreement to which it is a party, in whole or in part, to, and it may be enforced by, any member of the Purchaser Group. Any such person to whom an assignment is made under this clause 7.4 may itself make an assignment to any member of the Purchaser Group as if it were the Purchaser under this clause 7.4.

7.5	Force Majeure

No party shall be liable for failure or delay in performing any of its obligations under or pursuant to this Agreement if such failure or delay is due to any cause whatsoever outside its reasonable control, and it shall be entitled to a reasonable extension of the time for performing such obligations as a result of such cause.

7.6	Amendment

(a)	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

(b)	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

7.7	Severability

If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

7.8	Entire Agreement

This Agreement, together with the APA and the Transaction Documents, set out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement. It is agreed that:

(a)	neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out in this Agreement or in the Transaction Documents;

(b)	neither party shall have any remedy in respect of misrepresentation or untrue statement made by the other party which is not contained in this Agreement or the Transaction Documents;

(c)	this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

7.9	Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

7.10	No Third Party Rights

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

This Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

The Vendors

Executed and delivered as a deed on behalf

of Advance Magazine Publishers Inc.,

a company incorporated in New York,

by Robert A. Sauerberg, Jr. being a person who,

in accordance with the laws of that territory,

is acting under the authority of the company

/s/ Robert Sauerberg
Authorised signatory

Executed and delivered as a deed by CN Commerce Ltd. acting by Robert A. Sauerberg, Jr., a director, in the presence of:	)	/s/ Robert A. Sauerberg
Director

Witness Name	)	Kathleen Druzjowski

Witness Address	)	## ###### #####, #######

Witness Occupation	)	Executive Assistant

Witness Signature	)	/s/ Kathleen Druzjowski

[Signature page to side letter agreement]

The Purchaser

Executed and delivered as a deed by
Farfetch UK Limited acting by José Neves, a director, in the presence of :	)	/s/ José Neves
Director

Witness Name	)	Mariam Osmani

Witness Address	)	c/o Farfetch, The Bower, Old St. London

Witness Occupation	)	PA

Witness Signature	)	/s/ Mariam Osmani

Farfetch.com

Executed and delivered as a deed by
Farfetch.com Limited acting by José Neves, a director	)	/s/ José Neves Director

[Signature page to side letter agreement]